Exhibit 99.3

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR UNDER ANY STATE SECURITIES LAW AND THEY MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS THE DEBTOR RECEIVES AN OPINION OF COUNSEL, SATISFACTORY TO THE DEBTOR, THAT SUCH REGISTRATION IS NOT REQUIRED.

AETRIUM INCORPORATED

CONVERTIBLE PROMISSORY NOTE

$500,000.00	April 1, 2014

FOR VALUE RECEIVED, AETRIUM INCORPORATED, a Minnesota corporation (the “Debtor”), promises to pay to the order of LONE STAR VALUE INVESTORS, LP (the “Holder”), or its registered assigns, the principal amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public or private debts, together with interest as set forth herein.

1.           Payment of Interest and Principal.  All unpaid principal, together with any then accrued and unpaid interest and any other amounts payable hereunder, shall be due and payable on the five-year anniversary of the date hereof (the “Maturity Date”).  If any payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the United States of America or the State of Minnesota, or both, the due date thereof shall be extended to the next business day and interest shall be payable for any principal so extended for the period of such extension.  Payments of principal and interest are to be made at the address provided herein for the Holder (or at such other place as the Holder shall have notified the Debtor in writing at least five (5) days before such payment is due) or by wire transfer pursuant to the Holder’s written instructions.

2.           Interest.  (a)  Interest shall accrue on the unpaid principal balance of this Note at the rate of five percent (5.0%) per annum, and shall be payable semiannually in cash on the third business day of each January and July in respect of the immediately preceding semi-annual period.  Interest shall be calculated from and include the date hereof and shall be calculated on an actual/360-day basis.

(b)           Notwithstanding anything to the contrary contained herein, in no event shall this or any other provision herein permit the collection of any interest which would be usurious under applicable law.  If under any circumstances, whether by reason of advancement or acceleration of the maturity of the unpaid principal balance hereof or otherwise, the aggregate amounts paid under this Note shall include amounts which by law are deemed interest and which would exceed the maximum rate permitted by law, the Debtor stipulates that payment and collection of such excess amounts shall have been and will be deemed to have been the result of a mistake on the part of both the Holder and the Debtor, and the Holder shall promptly credit such excess (only to the extent such payments are in excess of the maximum rate) against the unpaid principal balance hereof and any portion of such excess payments not capable of being so credited shall be refunded to the Debtor.

3.           Prepayment.  The Debtor shall be entitled to prepay the principal amount of this Note (in whole or in part) together with all interest under this Note accrued and unpaid at the date of prepayment at any time without penalty or premium upon ten (10) business days prior written notice to the Holder.  The Debtor shall be obligated to effect such prepayment within three (3) days after the end of such notice period.

4.           Optional Conversion.

(a)           At any time after July 30, 2014, while any portion of the principal of this Note is outstanding, the Holder may give the Debtor written notice of its intention to convert all or any portion of the outstanding principal on this Note into such number of shares of the Debtor’s common stock, par value $0.001 per share (the “Common Stock”), equal to the amount to be converted divided by the Conversion Price in effect at such time (the “Conversion Shares”).  Upon receipt of the Holder’s written notice and surrender of this Note, the Debtor shall cause certificates representing the Conversion Shares to be transmitted by the transfer agent of the Debtor to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company through its Deposits and Withdrawal at Custodian (DWAC) system if the Debtor is a participant in such system, and otherwise by physical delivery to the address of the Holder specified herein within five (5) business days of the Debtor’s receipt of such notice.  The person or persons entitled to receive the Conversion Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the date the applicable conversion notice is given.  The “Conversion Price” initially shall be $4.66 and shall be adjusted proportionally for any subsequent stock dividend or split, stock combination or other similar recapitalization, reclassification or reorganization of or affecting the Common Stock.

(b)           In case of a Change of Control (as defined below), instead of receiving Conversion Shares upon conversion of this Note, the Holder shall have the right thereafter to receive the kind and amount of shares of stock and other securities, cash and property that the Holder would have owned or have been entitled to receive immediately after such Change of Control had the same portion of this Note been converted immediately prior to the effective date of such Change of Control and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 4 with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in this Section 4 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities, cash and property thereafter deliverable in connection with this Note.  The provisions of this subsection shall similarly apply to successive Changes of Control.  “Change of Control” means that Debtor shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not Debtor is the surviving corporation) another person, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Debtor to another person, (iii) allow another person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the person or persons making or party to, or associated or affiliated with the persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization or spin-off) with another person whereby such other person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock purchase agreement or other business combination).

(c)           Debtor shall not issue fractional shares of Common Stock upon conversion of this Note; rather, Debtor shall round up the number of shares issued to the nearest whole number.

(d)           In the event of an adjustment to the Conversion Price, upon the written request of the Holder, Debtor shall promptly deliver to the Holder a certificate, signed by a responsible officer of Debtor, setting forth the new Conversion Price and a calculation in reasonable detail of the adjustment to the Conversion Price.

(e)           Debtor shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of this Note; provided that Debtor shall not be required to pay any tax that may be payable in respect of any issuance of Common Stock to any person other than the Holder or with respect to any income tax due by the Holder with respect to such Common Stock.

5.           Events of Default.  (a)  Acceleration.  Upon the occurrence of any of the following events (herein called “Events of Default”):

(i)           The Debtor shall fail to make full and timely payment of principal of or interest on this Note when due and such failure continues for a period of five (5) consecutive days;

(ii)           (A) The Debtor or any of its material subsidiaries shall commence any proceeding or other action relating to it in bankruptcy or seek reorganization, arrangement, readjustment of its debts, receivership, dissolution, liquidation, winding-up, composition or any other relief under any bankruptcy law, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; (B) the Debtor or any of its material subsidiaries shall admit the material allegations of any petition or pleading in connection with any such proceeding; (C) the Debtor or any of its material subsidiaries shall apply for, or consent or acquiesce to, the appointment of a receiver, conservator, trustee or similar officer for it or for all or a substantial part of its property; or (D) the Debtor or any of its material subsidiaries shall make a general assignment for the benefit of creditors;

(iii)           (A) The commencement of any proceedings or the taking of any other action against the Debtor or any of its material subsidiaries in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, liquidation, dissolution, arrangement, composition, or any other relief under any bankruptcy law or any other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; (B) the appointment of a receiver, conservator, trustee or similar officer for the Debtor or any of its material subsidiaries for any of its property; or (C) the issuance of a warrant of attachment, execution or similar process against any of the property of the Debtor or any of its material subsidiaries, and the continuance of any such events for sixty (60) days undismissed, unbonded or undischarged;

(iv)           The Debtor breaches any of its representations and warranties made under that certain Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between the Debtor and the Holder;

(v)           The Debtor shall fail to comply with any of its covenants or obligations under this Note (other than such failure described subsection (i) above) or the Purchase Agreement, which failure shall continue uncured for thirty (30) calendar days after notice thereof to the Debtor; or

(vi)           Upon a Change of Control;

then, and in any such event, the Holder, at the Holder’s option and without written notice to the Debtor, may declare the entire principal amount of this Note then outstanding together with accrued unpaid interest thereon immediately due and payable, and the same shall forthwith become immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived.  The Events of Default listed herein are solely for the purpose of protecting the interests of the Holder of this Note.  If this Note is not paid in full upon acceleration, as required above, interest shall accrue on the outstanding principal of and interest on this Note from the date of the Event of Default up to and including the date of payment at a rate equal to the lesser of seven percent (7.0%) per annum compounded on each third Business Day of January and July or the maximum interest rate permitted by applicable law.

(b)           Non-Waiver and Other Remedies.  No course of dealing or delay on the part of the Holder of this Note in exercising any right hereunder shall operate as a waiver or otherwise prejudice the right of the Holder of this Note.  No remedy conferred in this Note or the Purchase Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or equity or by statute or otherwise.

(c)           Collection Costs; Attorney’s Fees.  In the case of an Event of Default, if this Note is turned over to an attorney for collection, the Debtor agrees to pay all reasonable costs of collection, including reasonable attorney’s fees and expenses and all out-of-pocket expenses incurred by the Holder in connection with such collection efforts.

6.           Cancellation.  Upon full satisfaction of the Debtor’s obligations hereunder, the Holder shall promptly deliver or cause to be delivered to the Debtor this Note for cancellation.

7.           Amendment; Waiver.  This Note may not be amended or modified or the provisions hereof waived (either generally or in a particular instance and either retroactively or prospectively) without the prior written consent of the party against whom such amendment, modification, or waiver is sought to be enforced.  All of the terms and provisions of this Note shall be applicable to and binding upon each and every maker, Holder, endorser, surety, guarantor and all other persons who are or may become liable for the payment hereof and their respective successors and assigns.

8.           Lost Documents.  Upon receipt by the Debtor of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any note exchanged for it, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon surrender and cancellation of such note, if mutilated, the Debtor will make and deliver in lieu of such note a new note of like tenor and unpaid principal amount and dated as of the original date of the original note.

9.           Miscellaneous.

(a)           Severability.  In case any one or more of the provisions contained in this Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(b)           Notices and Addresses.  All notices, offers, acceptances and any other acts under this Note (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressee in person, by FedEx or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

To Holder:	Lone Star Value Investors, LP
53 Forest Avenue, 1st Floor
Old Greenwich, Connecticut 06870
Fax: (203) 990-0727

With a copy to (which shall not constitute notice):

Dorwart Lawyers
Old City Hall
124 East Fourth Street
Tulsa, Oklahoma 74103-5010
Attn: Frederic Dorwart, Esq.
Fax: (918) 583-8251

To the Debtor:	Aetrium Incorporated
2350 Helen Street
North St. Paul, Minnesota 55109
Fax: (651) 770-7975

With a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attn: Adam Finerman, Esq.
Fax: (212) 451-2222

or to such other address as any of them, by notice to the others may designate from time to time.

(c)           Governing Law.  This Note and any dispute, disagreement, or issue of construction or interpretation arising hereunder, whether relating to its execution, its validity, the obligations provided therein or performance, shall be governed and interpreted according to the law of the State of Minnesota, without regard to principals of conflicts of law.

(d)           Binding Effect; Assignment.  This Note and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  The Debtor may not delegate, transfer or assign any rights or obligations hereunder without the Holder’s prior written consent.  The Holder may not assign or delegate all or any portion of the rights of the Holder hereunder without the consent of the Debtor (such consent not to be unreasonably withheld, conditioned or delayed), except that no such consent shall be required for an assignment or delegation to an affiliate of the Holder or while an Event of Default has occurred and is continuing.  Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

(e)           Jurisdiction and Venue.  Each of the Holder and the Debtor (i) agree that any legal suit, action or proceeding arising out of or relating to this Note shall be instituted exclusively in the courts of Ramsey County in the State of Minnesota, (ii) waive any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consent to the jurisdiction of the courts of Ramsey County in the State of Minnesota in any such suit, action or proceeding, and further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding and agree that service of process upon them mailed by certified mail to their respective addresses shall be deemed in every respect effective service of process upon them in any such suit, action or proceeding.

(f)           Section Headings.  Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any manner, or be deemed to interpret in whole or in part any of the terms or provisions of this Note.

(g)           Waiver of Presentment.  Debtor and each surety, endorser and guarantor hereof hereby waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, demand for payment, protest, notice of protest and notice of dishonor, to the extent permitted by law, except for those notices expressly provided for herein.  No extension of time for payment of this Note or any installment hereof, no alteration, amendment or waiver of any provision of this Note shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Debtor under this Note.

(h)           Forbearance.  Any forbearance by the holder of this Note in exercising any right or remedy hereunder or under any other agreement or instrument in connection with this Note or otherwise afforded by applicable law shall not be a waiver or preclude the exercise of any right or remedy by the holder of this Note.  The acceptance by the holder of this Note of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of the right of the holder of this Note to require prompt payment when due of all other sums payable hereunder or to declare a default for failure to make prompt payment.

(i)           Acceleration.  At the election of the holder of this Note, all payments due hereunder may be accelerated, and this Note shall become immediately due and payable without notice or demand, upon the occurrence of an Event of Default under this Note, which default is not cured within any grace period expressly provided therefor.  In addition to the rights and remedies provided herein, the holder of this Note may exercise any other right or remedy in any other document, instrument or agreement evidencing or otherwise relating to the indebtedness evidenced hereby in accordance with the terms thereof, or under applicable law, all of which rights and remedies shall be cumulative.

(j)           Construction.  This Note shall be construed without any regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted.

[SIGNATURE PAGE OF AETRIUM INCORPORATED
CONVERTIBLE PROMISSORY NOTE]

IN WITNESS WHEREOF, the Debtor has caused this Note to be made and issued in its name on the date specified above.

AETRIUM INCORPORATED

By:	/s/ Paul Askegaard
Name:	Paul Askegaard
Title:	Chief Financial Officer